EXHIBIT 10.26

PLACER SIERRA BANK

2003 Executive Incentive Compensation Plan

Participant:	James Sundquist
Title:	Executive Vice President/Chief Financial Officer
Award Potential:	0% to 45% of base compensation

INDIVIDUAL PERFORMANCE MEASURES

1.	Select and install MCIF system and profitability model capable of determining customer and product profitability

2.	Develop process to review all branches, at least annually, capable of justifying branch location, staffing, market share and profitability goals

3.	Sell the 5 remote branches

4.	Produce quarterly financial reports that satisfy the requirements of: a) Regulation S-X; b) generally accepted accounting principles (“GAAP”); c) the selection of appropriate accounting policies; d) the underlying transactions and events reflected in the Company’s financial statements and other financial information that may be contained in a Company 10-K, 10-Q or other securities regulatory reports or registration statements; and e) the financial condition, results of operations and cash flows of the Company

Individual Portion 10%

BANK PERFORMANCE MEASURES BASED ON 2003 CASH EARNINGS

Bank Cash Earnings		Individual Portion	Bonus for Individual Portion	Bank Earnings Portion	Total Award
Threshold	$12.0 million	10%	+ 0%	+ 15%	= 25%
Target	$12.9 million	10%	+ 10%	+ 20%	= 40%
Outstanding	$13.5 million	10%	+ 10%	+ 25%	= 45%

GENERAL GUIDELINES

1.	All individual goals stated above must be achieved to receive the minimum award of 10%

2.	If all individual goals stated above are achieved but the Bank threshold is not met, the individual will still receive the minimum award of 10%

3.	All individual goals stated above must be achieved in order to qualify to receive Bank awards plus additional bonuses for individual achievement, as appropriate

4.	Cash earnings levels are inclusive of the payment of bonuses